Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

EMPERY DIGITAL INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, $0.00001 par value per share	(1)	457(r)	4,638,219	$5.39	$25,000,000.41	0.0001381	$3,452.50
Fees to be Paid	Other	Pre-Funded Warrants to purchase common stock	(2)	Other	2,079,797	0.00	0.00	0.0001381	0.00
Fees to be Paid	Other	Common stock issuable upon the exercise of Warrants	(3)	Other	4,638,219	6.27	29,081,633.13	0.0001381	4,016.17
Fees to be Paid	Other	Warrants to purchase common stock	(4)	Other	4,638,219	$0.00	$0.00	0.0001381	$0.00

Total Offering Amounts:							$54,081,633.54		7,468.67
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$7,468.67

__________________________________________
Offering Note(s)

(1)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). The "Amount Registered" includes 2,079,797 shares of common stock issuable upon exercise of the Pre-Funded Warrants referenced in Note 2.
(2)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The "Proposed Maximum Offering Price Per Unit" represents the sum of the Pre-Funded Warrants sales price of $5.39 and the exercise price of $0.00001 per share of Common Stock issuable pursuant to the Pre-Funded Warrants. Pursuant to Rule 457(g), the entire fee is allocated to the shares of Common Stock underlying the Pre-Funded Warrants. See also Note 1.
(3)	The registration fee is calculated in accordance with Rule 457(g) under the Securities Act. "Proposed Maximum Offering Price Per Unit" represents the sum of the Warrant exercise price of $6.27 per share of Common Stock issuable upon exercise of the Warrants referenced in Note 4.
(4)	The Warrants are being registered for distribution in the same Registration Statement as the shares of Common Stock issuable upon exercise thereof. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the Warrants because the Warrants and the underlying securities are being registered together, and the registration fee has been calculated based on the exercise price of the underlying shares ($6.27 per share).